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                                                                    EXHIBIT 4.12






                    ORIGINATOR RECEIVABLES PURCHASE AGREEMENT


                                      among


                    UNOVA Industrial Automation Systems, Inc.

                                       and

                        Intermec Technologies Corporation

                                   as Sellers


                                       and


                                   UNOVA, Inc.

                                  as Purchaser


                            Dated as of June 18, 1999




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                   ORIGINATOR RECEIVABLES PURCHASE AGREEMENT


                  This ORIGINATOR RECEIVABLES PURCHASE AGREEMENT, dated as of June 18, 1999 (as amended, supplemented or otherwise modified and in effect from time to time, this "AGREEMENT"), among UNOVA Industrial Automation Systems, Inc., a Delaware corporation, as seller ("IAS"), Intermec Technologies Corporation, a Washington corporation, as seller ("INTERMEC", collectively with IAS, the "SELLERS"), and UNOVA, Inc., as purchaser (the "PURCHASER").

                              W I T N E S S E T H :


                  WHEREAS, the Purchaser desires to purchase from each of the Sellers from time to time certain accounts receivable owing from Obligors and which are generated in the normal course of each of the Sellers' businesses, pursuant to, or evidenced by purchase orders, invoices or other written agreements or with invoices on open accounts;

                  WHEREAS, each of the Sellers desire to sell and assign from time to time such certain accounts receivable to the Purchaser upon the terms and conditions hereinafter set forth;

                  WHEREAS, concurrently herewith, the Purchaser, as seller, will sell and transfer the Receivables to KCH Funding, L.L.C. ("KCH") pursuant to that certain Receivables Purchase Agreement (the "Receivables Purchase Agreement") dated as of the date hereof;

                  WHEREAS, concurrently herewith, KCH will transfer certain of the Receivables to Nationsbank, N.A., as agent, pursuant to the Transfer Agreement;

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the Purchaser and each of the Sellers as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         Section 1.1.      DEFINITIONS.

                  All capitalized terms used herein shall have the meanings specified herein or, if not so specified, the meaning specified in, or incorporated by reference into, the Transfer Agreement, and shall include in the singular number the plural and in the plural number the singular:

                  "ADVANCE" shall have the meaning specified in Section 3.2(a).

                  "ELIGIBLE RECEIVABLE"  means, at any time, any Receivable:

                  (i) which has been originated by a Seller and with respect to which the applicable Seller, immediately prior to the transfer hereunder, has good title, free and clear of all Adverse Claims;

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                  (ii)     the Obligor of which is a United States resident at
                           the time of the initial creation of an interest therein hereunder, is not an Affiliate or employee of any of the parties hereto, and is not a government or a governmental subdivision or agency;

                  (iii) which is not a Defaulted Receivable at the time of the initial creation of an interest therein hereunder;

                  (iv) which is not a Delinquent Receivable at the time of the initial creation of an interest therein hereunder; provided, that for the initial purchase only, the term "eligible receivable" shall be deemed not to include this clause;

                  (v) which, (A) arises pursuant to a Contract with respect to which the applicable Seller has performed all obligations required to be performed by it thereunder, including without limitation shipment of the merchandise and/or the performance of the services purchased thereunder; (B) has been billed; and (C) according to the Contract related thereto, is required to be paid in full within sixty (60) days of the original invoice date therefor;

                  (vi) which is an "eligible asset" as defined in Rule 3a-7 under the Investment Company Act of 1940, as amended;

                  (vii) a purchase of which with the proceeds of Commercial Paper would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

                  (viii) which is an "account" or "chattel paper" and is not evidenced by instruments within the meaning of
                           Article 9 of the UCC of all applicable jurisdictions;

                  (ix) which is denominated and payable only in United States dollars in the United States;

                  (x) which, arises under a Contract that together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and is not subject to any litigation, dispute, offset, counterclaim or other defense (other than the bankruptcy of the Obligor) known to the applicable Seller;

                  (xi) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

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                  (xii)    which (A) satisfies all applicable requirements of
                           the applicable Credit and Collection Policy, and (B) is assignable without the consent of the Obligor thereunder;

                  (xiii) which was generated in the ordinary course of the applicable Seller's business;

                  (xiv) the Obligor of which has been directed to make all payments to a specified Lock-Box Account;

                  (xv) the assignment of which under this Agreement by the applicable Seller to the Purchaser does not violate, conflict or contravene any applicable laws, rules, regulations, orders or writs or any contractual or other restriction, limitation or encumbrance in any material respect;

                  (xvi) except as permitted by Section 6.2 of the Transfer Agreement, which has not been compromised, adjusted or modified (including by the extension of time for payment or the granting of any discounts, allowances or credits); provided, however, that only such portion of such Receivable that is the subject of such compromise, adjustment or modification shall be deemed to be ineligible pursuant to the terms of this clause (xvi); and

                  (xvii) which is not a Receivable originated by the Cincinnati Machine Division of IAS until such time as the Purchaser shall have notified IAS that this clause is no longer effective.

                  "PURCHASE PERCENTAGE" shall mean for any day the fair market value discount rate as mutually agreed between the Purchaser and the Seller for each month during the term hereof (the application of such rate to result in a Purchase Price which constitutes fair consideration and approximate fair market value for the Receivables and related property then conveyed hereunder reasonably approximate to an arms length transaction between unaffiliated parties as determined by the Purchaser and the Seller) or, in the absence of such agreement for such month, the quotient (expressed as a percentage) of (a) one DIVIDED by (b) the sum of (i) one, plus (ii) the product of (A) the prime rate (as announced by NationsBank, N.A.) on such date and (B) a fraction, the numerator of which is the average scheduled number of days to maturity for such Receivables pursuant to the related Contracts, and the denominator of which is 365.

                  "PURCHASE DATE" means each day on which either of the Sellers sells and Purchaser purchases any Receivables hereunder.

                  "PURCHASE PRICE" shall have the meaning set forth in Section
3.1 hereof.

                  "PURCHASER" means UNOVA, Inc., a Delaware corporation, and its successors and assigns.

                                     -3-

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                  "RECEIVABLE" means the indebtedness, obligation or liability owed to a Seller by any Obligor under a Contract, whether constituting an account, chattel paper, instrument, investment property or general intangible, arising in connection with the sale or lease of merchandise or the rendering of services by the applicable Seller and includes the right to payment of any Finance Charges and other obligations of such Obligor with respect thereto; provided, however, that only Receivables of IAS which are generated from the divisions listed on Annex I, attached hereto (as such Annex may be modified from time to time), shall be included within the scope of this Agreement and all other receivables generated from other divisions of IAS are excluded hereunder). Notwithstanding the foregoing, once a Receivable has been repurchased pursuant to Section 6.1 hereof, it shall no longer constitute a Receivable hereunder.

                  "RELATED SECURITY" means with respect to any Receivable, all of the applicable Seller's rights, title and interest in, to and under:

                  (i) the merchandise (including returned or repossessed merchandise), if any, the sale of which by a Seller gave rise to such Receivable;

                  (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

                  (iii) all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

                  (iv)     all Records related to such Receivable;

                  (v)      all Lock-Box Accounts and Lock-Box Agreements; and

                  (vi)     all Proceeds of any of the foregoing.

                  "RELEVANT UCC" shall mean the Uniform Commercial Code as in effect in the States of New York, California, Michigan and Washington.

                  "SELLER" shall mean either of IAS or Intermec, its successors and assigns.

                  "SUBORDINATED NOTE" shall have the meaning specified in
Section 3.2(a).

                  "TRANSFER AGREEMENT" shall mean the Transfer and Administration Agreement, dated as of June 18, 1999, by and among the Purchaser, KCH Funding, L.L.C., Enterprise Funding Corporation and Nationsbank, N.A., as such agreement may be amended, modified or supplemented from time to time.

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         Section 1.2.      OTHER TERMS.

                  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the Relevant UCC, and not specifically defined herein, are used herein as defined in such Article 9.

         Section 1.3. COMPUTATION OF TIME PERIODS. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

                                   ARTICLE II.
                PURCHASE, CONVEYANCE AND SERVICING OF RECEIVABLES

         Section 2.1.      SALE.

                  (a) Upon the terms and subject to the conditions set forth herein, each of the Sellers hereby agrees to sell, convey, transfer and assign to the Purchaser, and the Purchaser hereby agrees to purchase and accept such conveyance, transfer and assignment from each of the Sellers, on the terms and subject to the conditions specifically set forth herein, of all of the applicable Sellers right, title and interest, whether now owned or hereafter acquired, in, to and under certain Receivables and the Related Security, Collections and proceeds relating thereto, provided that the Termination Date has not occurred. Any such foregoing sale, assignment, transfer and conveyance does not constitute an assumption by the Purchaser of any obligations of the applicable Seller or any other Person to Obligors or to any other Person in connection with such Receivables and the Related Security, Collections and proceeds relating thereto or other agreement and instrument relating thereto. In evidence of such sale, the parties hereto shall execute a certificate of sale in the form of Exhibit C annexed hereto.

                  (b) In connection with any such foregoing sale, each of the Sellers agrees to record and file on, prior to or contemporaneously with the Closing Date, at its own expense, a financing statement or statements with respect to the Receivables and the other property described in Section 2.1(a) sold and to be sold by the applicable Seller hereunder meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of the Purchaser created hereby under the Relevant UCC (subject, in the case of Related Security constituting returned inventory, to the applicable provisions of Section 9-306 of the Relevant UCC) against all creditors of and purchasers from the applicable Seller, and to deliver either the originals of such financing statements or a file-stamped copy of such financing statements or other evidence of such filings to the Purchaser on the Closing Date.

                  (c) Each of the Sellers agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Purchaser may reasonably request in order to perfect or protect the interest of the Purchaser in the Receivables and other property purchased hereunder or to enable the Purchaser to exercise or enforce any of its rights hereunder. Without limiting the foregoing, the

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applicable Seller will, in order to accurately reflect any purchase and sale transaction, execute and file such financing or continuation statements or amendments thereto or assignments thereof (as permitted pursuant hereto) as may be reasonably requested by the Purchaser, and upon the request of the Purchaser, mark its month-end aged trial balance computerized records with a legend describing the purchase by the Purchaser of Receivables and the subsequent transfer thereof to KCH and the further subsequent transfer to the Company pursuant to the Transfer Agreement and stating "An interest in these accounts receivable has been conveyed to the Company pursuant to a Transfer and Administration Agreement dated as of June 18, 1999." The applicable Seller shall, upon the reasonable request of the Purchaser, obtain such additional search reports as the Purchaser shall request. To the fullest extent permitted by applicable law, the Purchaser shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the applicable Seller's signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

                  (d) It is the express intent of each of the Sellers and the Purchaser that the transactions contemplated hereby shall be a purchase by the Purchaser and a sale by the applicable Seller of Receivables and any conveyance of Receivables by such Seller to the Purchaser pursuant to this Agreement be construed as a sale of such Receivables by such Seller to the Purchaser. Further, it is not the intention of each of the Sellers and the Purchaser that such conveyance be deemed a grant of a security interest in any Receivables by the applicable Seller to the Purchaser to secure a debt or other obligation of such Seller. However, in case that, notwithstanding the intent of the parties, any Receivables conveyed hereunder are construed to constitute property of the applicable Seller, then (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the Relevant UCC; and (ii) the conveyance by such Seller provided for in this Agreement shall be deemed to be, and such Seller hereby grants to the Purchaser, a security interest in, to and under all of such Seller's right, title and interest in, to and under all Receivables conveyed by such Seller to the Purchaser, to secure the rights of the Purchaser set forth in this Agreement or as may be determined in connection therewith by applicable law. Each of the Sellers and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in, and not a sale of, Receivables, such security interest would be deemed to be a perfected security interest in favor of the Purchaser under applicable law and will be maintained as such throughout the term of this Agreement.

                                  ARTICLE III.
                     CONSIDERATION AND PAYMENT; RECEIVABLES

         Section 3.1.      PURCHASE PRICE.

                  (a) The purchase price for any Receivable and related property conveyed, transferred and assigned to the Purchaser by the applicable Seller under this Agreement shall be a dollar amount equal to the product of (i) the aggregate outstanding balance of the Receivables sold pursuant to such conveyance, and (ii) the Purchase Percentage at such time (the "PURCHASE PRICE").

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         Section 3.2.      PAYMENT OF PURCHASE PRICE.

                  (a) The Purchase Price for any Receivables and related property conveyed hereunder shall be paid in the following manner: (i) by payment of cash in immediately available funds, or (ii) by means of an advance under the Subordinated Note (each such advance and any other advance under the Subordinated Note, an "ADVANCE") or (iii) any combination of the foregoing. All Advances made by the applicable Seller to Purchaser shall be evidenced by a single subordinated note, duly executed on behalf of Purchaser, in substantially the form of Exhibit A annexed hereto, delivered and payable to each such Seller (the "SUBORDINATED NOTE"). Each of the Sellers is hereby authorized by the Purchaser to endorse on the applicable schedule attached to the Subordinated Note (or a continuation of such schedule attached thereto and made a part thereof) an appropriate notation evidencing the date and amount of each Advance, as well as the date and amount of each payment with respect thereto; PROVIDED, HOWEVER, that the failure of any Person to make such a notation shall not affect any obligations of Purchaser thereunder. Any such notation shall be conclusive and binding as to the date and amount of such Advance, or payment of principal or interest thereon, absent manifest error.

                  (b) The terms and conditions of the Subordinated Note and all Advances thereunder shall be as follows:

                           (i) REPAYMENT OF ADVANCES. Advances shall be repaid
                  on such dates as mutually agreed to by Purchaser and the applicable Seller. All amounts paid by the Purchaser with respect to the Advances shall be allocated first to the repayment of accrued interest until all such interest is paid, and then to the outstanding principal amount of the Advances. Subject to the provisions of this Agreement, the Purchaser may borrow, repay and reborrow Advances on and after the date hereof and prior to the termination of this Agreement, subject to the terms, provisions and limitations set forth herein.

                           (ii) INTEREST. The Subordinated Note shall bear
                  interest from its date on the outstanding principal balance thereof at a rate per annum equal to then Eurodollar Rate. Interest on each Advance shall be computed based on the number of days elapsed in a year of 360 days.

                           (iii) SUBORDINATION. The Subordinated Note shall be
                  fully subordinated to any rights of the Company, the Bank Investors and their permitted assigns pursuant to the Transfer Agreement, and shall not evidence any rights in the Receivables.

                           (iv) OFFSETS, ETC. The Purchaser may offset any
                  amount due and owing by the applicable Seller against any amount due and owing by Purchaser to such Seller under the terms of the Subordinated Note.

         Section 3.3. MONTHLY REPORT. Prior to the fifteenth (15th) Business Day of each fiscal month, each of the Sellers shall prepare or cause to be prepared and forward to the Purchaser (i) an Investor Report as of the end of the last day of the immediately preceding fiscal month, (ii) if

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requested by the Purchaser, a listing by Obligor of all Receivables of the applicable Seller together with an aging of such Receivables and (iii) such other information pertaining to the Receivables or the transactions hereunder as the Purchaser may reasonably request.

                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

         Section 4.1. SELLERS REPRESENTATIONS AND WARRANTIES. On the Closing Date and on each Purchase Date, each Seller represents and warrants to the Purchaser that:

                  (a) CORPORATE EXISTENCE AND POWER. Each of the Sellers is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted and each such Seller is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to have such items or to be so qualified or in good standing would not have a material adverse effect on the ability of such Seller to perform its obligations hereunder.

                  (b) CORPORATE AND GOVERNMENTAL AUTHORIZATION; CONTRAVENTION. The execution, delivery and performance by each of the Sellers of this Agreement is within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated hereby, by the Receivables Purchase Agreement or by the Transfer Agreement), and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation or of the certificate of incorporation of such Seller or of any agreement, judgment, injunction, order, writ, decree or other instrument binding upon the Seller or result in the creation or imposition of any Adverse Claim on the assets of any Seller except where the same would not constitute a Material Adverse Effect.

                  (c) BINDING EFFECT. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

                  (d) PERFECTION OF SALE. Immediately preceding each sale hereunder, each of the Sellers shall be the legal and beneficial owner of all of the Receivables and the Related Security and Collections to be sold hereunder, free and clear of all Adverse Claims. On or prior to each sale hereunder, all financing statements and other documents required to be recorded or filed under the UCC in order to perfect and protect the interest of the Purchaser in the Receivables against all creditors of and purchasers from the applicable Seller will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

                  (e) ACCURACY OF INFORMATION. All information heretofore furnished by any Seller (including without limitation, the Investor Reports, any reports delivered pursuant to

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Section 2.10 of the Transfer Agreement and the Sellers' financial statements)
for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by each Seller to the Purchaser or to any party pursuant to the Transfer Agreement will be complete and accurate in every material respect, and the applicable Seller has not omitted to disclose any information as of such date which is material to the transaction on the date such information is stated or certified, unless corrected by such Seller promptly after becoming aware of such inaccuracy.

                  (f) TAX STATUS. Each of the Sellers has filed all material tax returns (federal, state and local) required to be filed and has paid or made adequate provision for the payment of all taxes and assessments due pursuant to such returns or pursuant to any assessment received in respect thereof, and other governmental charges payable by it.

                  (g) ACTION, SUITS. There are no actions, suits or proceedings pending, or to the knowledge of any Seller threatened, against or affecting such Seller or its respective properties, in or before any court, arbitrator or other body which could reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder; each of the Sellers is not in violation of any material order of any court, arbitrator or Official Body.

                  (h) USE OF PROCEEDS. No proceeds of any sale hereunder will be used by any Seller to acquire any security in any transaction which is subject to Section 12 of the Securities Exchange Act of 1934, as amended or for any purpose that violates any applicable law, rule or regulation, including Regulation U of the Federal Reserve Board.

                  (i) PLACE OF BUSINESS. The principal place of business and chief executive office (as such terms are defined in the UCC) of each of the Sellers are located at the address of the Seller indicated in Section 9.3 hereof and the offices where each Seller keeps all its Records relating to the Receivables, are located at the address(es) described on Exhibit B annexed hereto or such other locations notified to the Purchaser in accordance with
Section 5.1 hereof in jurisdictions where all action required by Section 2.1 hereof has been taken and completed.

                  (j) GOOD TITLE. Upon each sale, the Purchaser shall acquire a valid ownership interest in each Receivable that exists on the date of such sale and in the Related Security and Collections with respect thereto free and clear of any Adverse Claim.

                  (k) AMOUNT OF RECEIVABLES. As of May 31, 1999, the aggregate outstanding balance of the Receivables of the Sellers was $207,588,629, and the Net Receivable Balance was $132,323,430.

                  (l) LOCK-BOX ACCOUNTS. The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Exhibit C to the Transfer Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Servicer and for which Lock-Box Agreements will be executed and delivered to the Servicer within 60 days thereof). All Obligors have been instructed to make payment to a Lock-Box Account and only Collections are deposited into the Lock-Box Accounts unless any non-Collections are removed within two
(2) Business Days.

                  (m) BULK SALES. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

                  (n) PREFERENCE; VOIDABILITY. The Purchaser has given reasonably equivalent value to the applicable Seller in consideration for the transfer to the Purchaser of the Receivables and Related Security by the applicable Seller, and each such transfer has not been made for or on account of an antecedent debt owed by the applicable Seller to the Purchaser.

         Section 4.2. REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES BY THE APPLICABLE SELLER; NOTICE OF BREACH. On each date that Receivables are conveyed hereunder by any Seller by accepting the proceeds of such conveyance, such Seller shall be deemed to have certified that all representations and warranties described in Section 4.1 are true and correct on and as of such day as though made on and as of such day. The representations and warranties set forth in
Section 4.1 shall survive the conveyance of Receivables to the Purchaser, and termination of the rights and obligations of the Purchaser and the applicable Seller under this Agreement. Upon discovery by the Purchaser or the applicable Seller of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other within three Business Days of such discovery.

                                   ARTICLE V.
                             COVENANTS OF THE SELLER

         Section 5.1. AFFIRMATIVE COVENANTS OF THE SELLER. At all times from the date hereof to the Purchase Termination Date:

                  (a) CONDUCT OF BUSINESS. Each of the Sellers will do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to do so would not have a material adverse effect on the ability of the applicable Seller to perform their respective obligations hereunder.

                  (b) COMPLIANCE WITH LAWS. Each of the Sellers will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject, except where the failure to do so would not have a material adverse effect on the ability of such Seller to perform its respective obligations hereunder.

                  (c) FURNISHING OF INFORMATION AND INSPECTION OF RECORDS. Each of the Sellers will furnish to the Purchaser from time to time such information with respect to the Receivables as the Purchaser may reasonably request, including, without limitation, listings identifying the Obligor and the outstanding balance for each Receivable. Each of the Sellers will at any time and from time to time during regular business hours permit, upon reasonable notice, the Purchaser, or its agents or representatives, (i) to examine and make copies of and take abstracts from all

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Records and (ii) to visit the offices and properties of the applicable
Seller, for the purpose of examining such Records, and to discuss matters relating to Receivables or the applicable Seller's performance under this Agreement with any of the officers, directors, employees or independent public accountants of the applicable Seller having knowledge of such matters.

                  (d) OFFICES, RECORDS AND BOOKS OF ACCOUNT. Each of the Sellers will (i) keep its principal place of business and chief executive office (as such terms or similar terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the addresses set forth in Section 9.3 hereof or at any other locations in jurisdictions where all actions reasonably requested by the Purchaser to protect and perfect the interest of the Purchaser in the Receivables and the Related Collateral have been taken and completed and
(ii) shall provide the Purchaser with at least 30 days' written notice before making any change in its name or making any other change in its identity or corporate structure that could render any UCC financing statement filed in connection herewith or with the Transfer Agreement seriously misleading as such term (or similar term) is used in the Relevant UCC; each notice to the Purchaser pursuant to this sentence shall set forth the applicable change and the effective date thereof. Each of the Sellers will maintain and implement (or cause to be maintained and implemented) administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain (or cause to be maintained and implemented), all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable in accordance with its Credit and Collection Policy). Each of the Sellers will give notice to the Purchaser of any material change in the administrative and operating procedures of the applicable Seller referred to in the previous sentence.

                  (e) PERFORMANCE AND COMPLIANCE WITH RECEIVABLES AND CONTRACTS. Each of the Sellers will timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by the applicable Seller under the Contracts related to the Receivables.

                  (f) CREDIT AND COLLECTION POLICIES. Each of the Sellers will comply in all material respects with the relevant Credit and Collection Policy in regard to each Receivable and the related Contract.

                  (g) COLLECTIONS. Each of the Sellers will instruct all Obligors, or cause all Obligors to be instructed, to cause all Collections to be deposited directly to a Lock-Box Account.

                  (h) COLLECTIONS RECEIVED. Each of the Sellers will hold in trust, and deposit, immediately, but in any event not later than two (2) Business Days of its receipt thereof, to a Lock-Box Account all Collections received from time to time by the Seller; provided that the applicable Seller may initially deposit checks consisting of Collections which it receives into its operating account if such operating account is swept daily or within two (2) Business Days such

Collections are transferred to a Lock-Box Account and the aggregate amount of such Collections in all such operating accounts does not exceed at any one time $10,000,000.

                  (i) SALE TREATMENT. Each of the Sellers will treat this conveyance for all purposes as a sale and to the extent any such reporting is required, will report the transactions contemplated by this Agreement on all relevant books, records, financial statements and other applicable documents as a sale of Receivables to the Purchaser.

                  (j) YEAR 2000 COMPLIANCE. Each of the Sellers will promptly notify the Purchaser in the event the Seller discovers or determines that any Receivables System (including those of its suppliers and vendors) (i) that is necessary for the origination, collection, management, or servicing of the Receivables will not be Year 2000 Compliant on or before September 30, 1999 and thereafter, or (ii) that is otherwise material to its business and operations will not be Year 2000 Compliant on a timely basis, except to the extent that, in the case of (ii) above, such failure could not reasonably be expected (a) to have a Material Adverse Effect, or (b) to result in a Purchase Termination Date.

                  (k) OWNERSHIP INTEREST, ETC. Each of the Sellers will, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable ownership interest in the Receivables and the Related Security, free and clear of any Adverse Claim, in favor of the Purchaser, KCH or the Agent, as applicable, including taking such action to perfect, protect or more fully evidence the interest of the Purchaser, as the Purchaser may reasonably request.

         Section 5.2. NEGATIVE COVENANTS OF THE SELLER. At all times from the date hereof to the Purchase Termination Date:

                  (a) NO SALES, LIENS, ETC. Except as otherwise provided herein, in the Receivables Purchase Agreement or in the Transfer Agreement, each of the Sellers will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to (x) any of the Receivables sold hereunder and the Related Security, or (y) any account which concentrates in a Lock-Box Bank to which the Collections of Receivables sold hereunder and the Related Security are sent, or assign any right to receive income in respect thereof.

                  (b) NO EXTENSION OR AMENDMENT OF RECEIVABLES. Each of the Sellers will not extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive terms or conditions of Contract related thereto which extension, amendment or modification would materially adversely affect the collectibility thereof.

                  (c) NO CHANGE IN CREDIT AND COLLECTION POLICY. Each of the Sellers will not make any change in its Credit and Collection Policy, which change would, in either case, impair the collectibility of any material portion of the Receivables or otherwise have a material adverse effect on the ability of the applicable Seller to perform its obligations hereunder.

                  (d) CHANGE IN PAYMENT INSTRUCTIONS TO OBLIGORS. Each of the Sellers will not add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account to or from those listed in Exhibit C to the Transfer Agreement or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Account, unless (i) such instructions are to deposit such payments to another existing Lock-Box Account or (ii) the Agent shall have received written notice of such addition, termination or change at least 30 days prior thereto and the Agent shall have received a Lock-Box Agreement executed by each new Lock-Box Bank or an existing Lock-Box Bank with respect to each new Lock-Box Account, as applicable.

                  (e) DEPOSITS TO LOCK-BOX ACCOUNTS. Each of the Sellers will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Receivables unless such other cash and proceeds are removed from such Lock-Box Account within two (2) Business Days.

                  (f) CHANGE OF NAME, ETC. Each of the Sellers will not change its name, identity or structure or the location of its chief executive office, unless at least ten (10) days prior to the effective date of any such change the applicable Seller delivers to the Purchaser (i) such documents, instruments or agreements, executed by the applicable Seller as are necessary to reflect such change and to continue the perfection of the Purchaser's ownership interests in the Affected Assets and (ii) new or revised Lock-Box Agreements executed by the Lock-Box Banks which reflect such change and enable the Agent to continue to exercise its rights contained in Section 2.7 of the Transfer Agreement.

                  (g) AMENDMENTS TO LOCK-BOX AGREEMENTS. Each of the Sellers will not amend, modify, or supplement any Lock-Box Agreement once effective or waive any provision thereof, in each case except with the prior written consent of the Agent; nor shall the Seller take any other action under any Lock-Box Agreement that could have a material adverse effect on the Agent, the Company or any Bank Investor or which is inconsistent with the terms of the Transfer Agreement.

                                   ARTICLE VI.
             REPURCHASE OBLIGATION; DEEMED COLLECTIONS; INDEMNITIES

         Section 6.1. MANDATORY REPURCHASE. (a)If on any day the outstanding balance of a Receivable conveyed hereunder and included at any time as an Eligible Receivable on an Investor Report is either (x) reduced as a result of any defective, rejected or returned merchandise or services, any discount, credit, dispute, warranty claim, repossessed or returned goods, charge-back, allowance, any billing adjustment, similar dilutive factor or other similar adjustment or (y) reduced or canceled as a result of a setoff or offset in respect of any claim by any Person against the applicable Seller (whether such claim arises out of the same or a related transaction or an unrelated transaction), the applicable Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation and such Seller shall pay to the Purchaser an amount equal to such reduction or cancellation.

                  (b) If on any day any representation or warranty of either Seller in this Agreement was or becomes untrue with respect to a Receivable (whether on or after the date of any transfer of such Receivable to the Purchaser), such Seller shall be deemed to have received on such day a Collection of such Receivable in full and shall on such day pay to the Purchaser an amount equal to the outstanding balance of such Receivable.

                  (c) Any payment by an Obligor in respect of any indebtedness, obligation or liability owed by it to the applicable Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law be applied as a Collection of any Receivable of such Obligor included in the Receivables transferred hereunder (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness of such Obligor to such Seller.

         Section 6.2. INDEMNIFICATION. Each of the Sellers agrees to indemnify, defend and hold the Purchaser harmless from and against any and all losses, liabilities, damages, judgments, claims, deficiencies, or expenses (including interest, penalties, reasonable attorneys' fees and amounts paid in settlement) ("Indemnified Amounts") to which the Purchaser or any assignee thereof may become subject insofar as any such Indemnified Amount arises out of or is based upon a breach by the applicable Seller of its representations, warranties and covenants contained herein, or any information certified in any schedule or certificate delivered by such Seller hereunder, being untrue in any material respect at any time; excluding, however, Indemnified Amounts resulting from (i) recourse for uncollectible Receivables and Related Security or (ii) the gross negligence or willful misconduct on the part of Purchaser or such assignee. The obligations of each of the Sellers under this Section 6.2 shall be considered to have been relied upon by the Purchaser, the Company and the Bank Investors and shall survive the execution, delivery, performance and termination of this Agreement, regardless of any investigation made by the Purchaser, the Company, any Bank Investor or on behalf of any of them.

         Section 6.3. NO RECOURSE. Except as otherwise provided in this Article VI, the purchase and sale of Receivables under this Agreement shall be without recourse to the applicable Seller.

                                  ARTICLE VII.
                              CONDITIONS PRECEDENT

         Section 7.1. CONDITIONS TO THE PURCHASER'S OBLIGATIONS REGARDING RECEIVABLES. The obligations of the Purchaser to purchase any Receivables on any sale date (except clause (e), which shall apply only on the initial sale date) shall be subject to the satisfaction of the following conditions:

                  (a) All representations and warranties of each of the Sellers contained in this Agreement shall be true and correct in all material respects on each sale date with the same effect as though such representations and warranties had been made on such date;

                  (b) All information concerning such Receivables provided to the Purchaser shall be true and correct in all material respects as of any sale date;

                  (c) Each of the Sellers shall have substantially performed all other obligations required to be performed by the provisions of this Agreement;

                  (d) Each of the Sellers shall have delivered or filed or caused to be delivered or filed the financing statement(s) required to be filed pursuant to Section 2.1(b); and

                  (e) All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Purchaser, and the Purchaser shall have received from each of the Sellers copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as the Purchaser may reasonably have requested.

                                  ARTICLE VIII.
                              TERM AND TERMINATION

         Section 8.1. TERM. This Agreement shall commence as of the date of execution and delivery hereof and shall continue in full force and effect until the date following the earlier of (i) the date designated by the Purchaser or the applicable Seller as the termination date at any time following sixty (60) day's written notice to the other parties (with a copy thereof to the Agent),
(ii) the date on which the Termination Date occurs or is declared pursuant to
Section 7.2 of the Transfer Agreement, (iii) the day on which the Investment Termination Date shall occur under the Transfer Agreement unless the Transferred Interest shall have been assigned (or concurrently is so assigned) to the Bank Investors under Section 9.9 of the Transfer Agreement, (iv) upon the occurrence of an Event of Bankruptcy with respect to either the Purchaser or the applicable Seller, or (v) the date on which either the Purchaser or the applicable Seller becomes unable for any reason to purchase or re-purchase any Receivable in accordance with the provisions of this Agreement or defaults on its material obligations hereunder, which inability to purchase or default continues unremedied for more than thirty (30) days after written notice by the other party hereto (any such date being a "PURCHASE TERMINATION DATE"); PROVIDED, HOWEVER, that the occurrence of the Purchase Termination Date pursuant to this
Section 8.1 hereof shall not discharge any Person from any obligations incurred prior to the Purchase Termination Date, including, without limitation, any obligations to make any payments with respect to the interest of the Purchaser in any Receivable sold prior to the Purchase Termination Date.

         Section 8.2. EFFECT OF PURCHASE TERMINATION DATE. Following the occurrence of the Purchase Termination Date pursuant to Section 8.1 hereof, the Sellers shall not sell, and the Purchaser shall not purchase, any Receivables. No termination or rejection or failure to assume the executory obligations of this Agreement in any Event of Bankruptcy with respect to the applicable Seller or the Purchaser shall be deemed to impair or affect the obligations pertaining to any executed sale or executed obligations, including, without limitation, pre-termination breaches of representations and warranties by such Seller or the Purchaser. Without limiting the foregoing, prior to the Purchase Termination Date, the failure of the applicable Seller to deliver computer records of any Receivables or any reports regarding any Receivables shall not render such transfer or obligation executory, nor shall the continued duties of the parties pursuant to Article V or Section 9.1 of this Agreement render an executed sale executory.

                                   ARTICLE IX.
                            MISCELLANEOUS PROVISIONS

         Section 9.1. AMENDMENT. This Agreement and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by the Purchaser and the Sellers and consented to in writing by the Agent. Any reconveyance executed in accordance with the provisions hereof shall not be considered amendments to this Agreement.

         Section 9.2. GOVERNING LAW; SUBMISSION TO JURISDICTION.

                  (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  (b) The parties hereto hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in The City of New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 9.2 shall affect the right of the Purchaser to bring any other action or proceeding against the applicable Seller or its property in the courts of other jurisdictions.

         Section 9.3. NOTICES. Except as provided below, all communications and notices provided for hereunder shall be in writing (including telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth below or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.3 and confirmation is received, (ii) if given by mail 3 Business Days following such posting, postage prepaid, U.S. certified or registered, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in this Section 9.3.

                  (a)      in the case of the Purchaser:

                           UNOVA, Inc.
                           21900 Burbank Boulevard
                           Woodland Hills, CA 91367-7418
                           Attention:   Treasurer
                           Telephone:  (818) 992-2880
                           Telecopy:    (818) 992-2627

                  with a copy to:

                           NationsBank, N.A.
                           NationsBank Corporate Center
                           100 North Tryon Street
                           NC1-007-10-07
                           Charlotte, NC 28255
                           Attention: Michelle M. Heath

                  Asset Backed Securitization Group

                           Telephone: (704) 386-7922
                           Telecopy:  (704) 388-9169

                  (b)      in the case of the Sellers:

                           UNOVA, Industrial Automation Systems, Inc.
                           5663 East Nine Mile Road
                           Warren, MI  48091
                           Attention:  Treasurer
                           Telephone:  (810) 497-6000
                           Telecopy:  (810) 497-6082

                           Intermec Technologies Corp.
                           6001 36th Avenue West
                           P.O. Box 4280
                           Everett, WA  98203
                           Attention:  Treasurer
                           Telephone:  (425) 348-2600
                           Telecopy:  (425) 385-9551

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.

         Section 9.4. SEVERABILITY OF PROVISIONS. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

         Section 9.5. ASSIGNMENT. This Agreement may not be assigned by the parties hereto, except that the Purchaser may assign its rights hereunder pursuant to the Transfer Agreement to the Agent, for the benefit of the Company and the Bank Investors, and that the Company may assign any or all of its rights to any Liquidity Provider or to a Conduit Assignee.

         Section 9.6. FURTHER ASSURANCES. The Purchaser and each of the Sellers agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of this Agreement, including, without limitation, the execution of any financing statements or continuation statements or equivalent documents relating to the Receivables conveyed hereunder for filing under the provisions of the Relevant UCC or other laws of any applicable jurisdiction.

         Section 9.7. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Purchaser or the Sellers, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.

         Section 9.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts including telecopy transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

         Section 9.9. BINDING EFFECT; THIRD-PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Agent, on behalf of the Company and its assignees and the Bank Investors, and any Liquidity Provider is intended by the parties hereto to be a third-party beneficiary of this Agreement.

         Section 9.10. MERGER AND INTEGRATION. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

         Section 9.11. HEADINGS. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

         Section 9.12. EXHIBITS. The schedules and exhibits referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

                  IN WITNESS WHEREOF, the Purchaser and the Seller each have caused this Originator Receivables Purchase Agreement to be duly executed by their respective officers as of the day and year first above written.


                                UNOVA INDUSTRIAL AUTOMATION
                                SYSTEMS, INC., as Seller

                                By:   /s/  Elmer C. Hull, Jr.
                                      ----------------------------------
                                      Name:  Elmer C. Hull, Jr.
                                      Title:    Treasurer


                                INTERMEC TECHNOLOGIES
                                CORPORATION, as Seller

                                By:   /s/  Elmer C. Hull, Jr.
                                      ----------------------------------
                                      Name:  Elmer C. Hull, Jr.
                                      Title:    Treasurer


                                UNOVA, INC. as Purchaser

                                By:   /s/  Elmer C. Hull, Jr.
                                      ----------------------------------
                                      Name:  Elmer C. Hull, Jr.
                                      Title:    Treasurer

                                                                       EXHIBIT A


                            FORM OF SUBORDINATED NOTE


$________________                                                  June __, 1999


                  FOR VALUE RECEIVED, the undersigned, UNOVA, INC., a Delaware corporation (the "MAKER"), hereby promises to pay to the order of [UNOVA Industrial Automation Systems, Inc.] [Intermec Technologies Corporation] (the "PAYEE"), on the dates and as provided for in the Originator Receivables Purchase Agreement dated as of the date hereof between the Maker and the Payee (as such agreement may from time to time be amended, supplemented or otherwise modified and in effect, the "ORIGINATOR RECEIVABLES PURCHASE AGREEMENT"), the lesser of the principal sum of ________________Dollars ($____________) or the aggregate unpaid principal amount of all Advances to the Maker from the Payee pursuant to the terms of the Originator Receivables Purchase Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date thereof on the principal amount hereof from time to time outstanding, in like funds, at the rate per annum set forth in the Originator Receivables Purchase Agreement and shall be payable on the dates and in the amounts set forth in the Originator Receivables Purchase Agreement.

                  The Maker hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

                  All borrowings evidenced by this Subordinated Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; PROVIDED, HOWEVER, that the failure of the holder hereof to make such a notation or any error in such a notation shall not in any manner affect the obligation of the Maker to make payments of principal and interest in accordance with the terms of this Subordinated Note and the Originator Receivables Purchase Agreement.

                  The Maker shall have the right to prepay and, subject to the limitations set forth in the Originator Receivables Purchase Agreement, reborrow Advances made to it without penalty or premium.

                  This Subordinated Note is the Subordinated Note referred to in the Originator Receivables Purchase Agreement, which, among other things, contains provisions for the subordination of this Subordinated Note to the rights of certain parties under the Transfer Agreement, all upon the terms and conditions therein specified.

                  This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                             UNOVA, INC.


                                             By:
                                                ------------------------------
                                                 Name:
                                                 Title:

                             Advances and Payments


Amount of            Payments           Unpaid Principal       Name of Person
 Advance        Principal/Interest      Balance of Note       Making Notation
----------      ------------------      ----------------      ---------------





                                                                       EXHIBIT B


            Originator Subsidiaries' Principal Places of Business and
                               Location of Records

1.       UNOVA Industrial Automation Systems, Inc.
         5663 East Nine Mile Road
         Warren, MI  48091 USA
         Phone:   (810) 497-6000
         Fax:     (810) 497-6082

         Location of Records:  Warren, MI; Cincinatti, OH

         a)       Lamb Technicon Machining Systems
                  5363 E. Nine Mile Road
                  Warren, MI  48091-2593

         b)       Lamb Technicon Body and Assembly Systems
                  5363 E. Nine Mile Road
                  Warren, MI  48091-2593

         c)       Cincinnati Machine
                  4701 Marburg Avenue
                  Cincinnati, OH  45209-1025

2.       Intermec Technologies Corporation
         6001 36th Avenue West
         P.O. Box 4280
         Everett, WA  98203-9280
         Phone;  (425) 348-2600
         Fax:     (425) 385-9551

         Location of Records: Everett, WA; Cedar Rapids, IA; Fairfield, OH

         In Cedar Rapids, IA
                  550 Second Street S.E.
                  Cedar Rapids, IA 52401

         In Cincinnati, OH
                  9290 LeSaint Drive
                  Fairfield, OH     45014

                                                                       EXHIBIT C

                                     Form of
                               CERTIFICATE OF SALE

                  Reference is made to the Originator Receivables Purchase Agreement dated as of June __, 1999 (such agreement as amended, modified or supplemented from time to time, the "AGREEMENT") among [Seller,] as seller (in such capacity, the "Seller"), UNOVA, Inc., a Delaware corporation, as purchaser (in such capacity, the "PURCHASER"). Terms defined in the Agreement are used herein as therein defined.

                  The Seller hereby sells, conveys, transfers and assigns to the Purchaser all of its right, interest and title in and to the Receivables and Related Security, Collections and proceeds relating thereto existing as of the date hereof and on each Purchase Date.

                  This Certificate of Sale is made without recourse except as otherwise provided in the Agreement.

                  This Certificate of Sale shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

                  IN WITNESS WHEREOF, the undersigned has caused this Certificate of Sale to be duly executed and delivered by its duly authorized officer as of the date first above written.

                                    [Seller]


                                    By:
                                        --------------------------------------
                                         Name:
                                         Title:


                                     C-1